Exhibit 10.77

April 11, 2016

[Noteholder Name and Address]

Re: Note Conversion Election

Dear [Noteholder]

Reference is made to (a) that certain Note Purchase Agreement, dated as of November 25, 2015, by and among iSign Solutions Inc., f/k/a Communication Intelligence Corporation (the “Company”), you and certain additional accredited investors (the “Note Purchase Agreement”), and (b) that certain Unsecured Convertible Promissory Note, dated [ ] issued to you under the Note Purchase Agreement (the “Note”). All capitalized terms used herein that are not defined shall have the meaning assigned to those terms in the Note Purchase Agreement.

In a letter agreement dated January 14, 2016 (the “Letter Agreement”), you elected to convert all of the outstanding principal and accrued and unpaid interest on your Note into unregistered shares of Common Stock of the Company at the closing of the Next Equity Financing in accordance with the conversion ratio set forth in Section 3.2 (Shares Issuable in Optional Conversion Prior to the Maturity Date) of the Note, which provides for a conversion at a price per share of Common Stock that is thirty percent (30%) less than the price per share to the public of the Common Stock issued in the Next Equity Financing (the “Discount”). In the Letter Agreement, the Company estimated the Next Equity Financing would close on or about February 12, 2016. Due to unfavorable market conditions, the closing did not occur as planned and the closing of the Next Equity Financing is now expected to occur in late April or early May 2016.

This letter serves to confirm the Company’s intent to consummate the Next Equity Financing in late April or early May 2016, pursuant to the Company’s Registration Statement on Form S-1 (No. 333-208601, initially filed with the Securities and Exchange Commission on December 17, 2015, as amended).

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f

Bridge Loan Conversion Notice

To facilitate the closing of the Next Equity Financing and the condition imposed by the underwriters that all Notes convert into Common Stock in connection with the closing of the Next Equity Financing, the Company hereby requests that, by executing this letter in the designated space below, you (i) reconfirm your intention to convert all of the outstanding principal of and accrued and unpaid interest on your Note into unregistered shares of Common Stock of the Company at the closing of the Next Equity Financing and (ii) agree to irrevocably waive the discounted conversion as set forth in Section 3.2 of the Note (notwithstanding anything to the contrary contained in your Note), so that the conversion of your Note will occur at the price per share of Common Stock offered to the public in the Next Equity Financing.

In consideration for your agreement to irrevocably waive the Discount, the Company agrees to issue to you, promptly upon conversion of your Note, an unregistered, non-tradable, five (5) year warrant to purchase such number of shares of Common Stock equal to one hundred twenty five percent (125%) of the shares of Common Stock issued to you upon conversion of your Note, at a strike price equal to one hundred twenty five percent (125%) of the the price per share to the public of the Common Stock issued in the Next Equity Financing (the “Warrant”). The Warrant form is attached hereto as Exhibit A.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York excluding that body of law relating to conflicts of law.

Very truly yours,

ISIGN SOLUTIONS INC.

By:
Name:	Andrea Goren
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

[Noteholder]

By:
Name:
Title:

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f